Exhibit 10.16

Employment contract

between

Inozyme Pharma Switzerland GmbH

hereinafter the “Employer“

and

Axel Bolte

hereinafter the “Employee“

hereinafter jointly referred to as “the Parties”

PREAMBLE

WHEREAS, Inozyme Pharma, Inc, 321 Summer Street, Suite 400
Boston, MA 02210, USA, (the “Parent”) and the Employee have concluded an employment agreement on 30 June 2020 (the “Prior Employment Agreement”);

WHEREAS, the Employer, a wholly owned subsidiary of the Parent, shall act as a Management Services Company for Inozyme Group consisting of Parent and its global affiliates and subsidiaries (as those terms (affiliates and subsidiaries) are commonly defined) (the “Group”), respectively for the Parent;

WHEREAS, in light of that intent, Parent has seamlessly transferred the employment of Employee from the Parent to the Employer and the Prior Employment Agreement has been terminated by mutual consent of the Parent and Employee on April 1, 2021 and is replaced with this employment contract;

NOW THEREFORE, to administer their employment relationship, the Employer and the Employee agree to conclude this employment contract with the following terms:

1	Position

The Employee is an employee of the Employer, with duties and responsibilities including, but not limited to, providing services and serving as the Chief Executive Officer (CEO) of the global Group.

The Employee will be employed on a full time-basis and and have such duties and responsibilities as are customary for such position.

The Employee agrees to devote his best efforts, skill, knowledge, attention and energies to the advancement of the Group’s business and interests and to the performance of his duties and responsibilities as an Employee of the Group.

The Employee agrees to abide by the rules, regulations, personnel practices and policies of the Group, including those of the Employer and the Parent, and any changes therein that may be adopted from time to time by the Group.

The Employee shall report to the Group’s Board of Directors (the “Board”).

2	Work location

The work location is primarily at the premises of the Employer in Herrliberg, Switzerland.

The Employee shall also have the flexibility to occasionally work remotely from his home as his duties permit. The Employee does not receive any remuneration from the Employer for the home office. When the Employee works from home, he undertakes to carry out his work alone, without the assistance of any family members or other persons not associated with the Employer.

At the request of the Board and/or as necessitated by business needs, the Employee shall also be present at the Parent’s office in Boston, Massachusetts and travel to other locations. It shall remain the discretion of the Board to determine at any time on or after July 23, 2022 and prior to the closing of a Change of Control, with 90 days’ notice, that the primary location of the Employee shall be become Boston, Massachusetts.

3	Commencement and probationary period

This employment contract is entered into force for an indefinite duration effective as of April 1, 2021 (the “Effective Date”).

The duration of the Employee’s previous service and/or employment relationship with the Parent since September 2015 counts as part of the continuous period of service.

The Parties forgo a probationary period.

4	Termination / SEVERANCE PAYMENT

Employment may be terminated by either party as of the end of the month by giving one month’s notice.

In the event of termination, the Employee shall be eligible to receive severance benefits in accordance with the terms and conditions set forth in Exhibit A.

Neither the change of employer within the Group, nor the place of work or residence shall constitute a termination in this sense and shall not trigger any such severance benefits.

The aggregate amount of severance payments shall be reduced by any amount the Employee may be entitled to according to statutory Swiss employment legal provisions applicable in case of the termination of the agreement, such as, but not limited to, gross salary (including bonus), any compensation for unfair dismissal or dismissal without notice under statutory Swiss law, daily benefits paid by a social security fund etc. In this respect, any severance benefits paid to the Employee shall be limited to the maximum amount specified in Exhibit A. For the avoidance of doubt, to the extent the Employee becomes entitled to severance benefits pursuant to Exhibit A, such severance payments shall be made at the time and in the amounts set forth on Exhibit A.

Reserved is the right of instant dismissal for important reasons as defined by art. 337 of the Swiss Code of Obligations (“CO”).

Notice must in any case be given in writing.

The party giving notice must justify the notice in writing, if the other party so requests.

The Employer shall have the discretion to release the Employee from his duties for the duration of the notice period or parts thereof, subject to the fulfillment of its own duties, including payment of the salary (less statutory and contractual deductions). During the time of release the Employee may – by observation of the other provisions according to this employment contract – search for and take on new employment. However, in such case the Employee is obliged to inform the Employer immediately about any earnings made out of such otherwise employment. Such earnings will be deducted from the salary payment to the Employee.

After termination of the employment relationship, the Employee is bound by the restrictions as set out by law and/or in this employment contract and its exhibits.

5	Salary

The yearly base gross salary is USD 540,750.00.

The salary is payable by 12 equal monthly instalments at month-end into a post or bank account indicated by the Employee.

The premiums for social security insurances prescribed by statute and any additional insurances as well as any state impositions (such as but not limited to source taxes) according to the applicable laws are deducted from the monthly salary.

The salary will be reviewed annually.

6	Discretionary Bonus

Following the end of each calendar year, and subject to the approval of the Board of the Group (or a committee thereof), the Employee will be eligible for a discretionary retention and performance bonus, targeted at fifty-five percent (55%) of the gross base salary for the applicable calendar year, based on his individual performance and the Group’s performance during the applicable calendar year, as determined by the Employer in its sole discretion (the “Discretionary Bonus”).

The Employee must be an active employee of the Employer on the date any bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Employer. Any bonus hereunder will be awarded and paid before March 15th of the calendar year following that to which such bonus relates, and will be subject to tax and other withholdings as required by law.

The Employee acknowledges and agrees that he will not be entitled to any Consulting Bonus (as described in the Consulting Agreement between Parent and Healthcare Advisors GmbH, dated as of June 28, 2017, as amended).

7	SPECIAL BENEFITS

The Employee may participate in any and all benefit programs that the Group establishes and makes available to its employees from time to time, provided the Employee is eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Group, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Group at any time without advance notice (other than as required by such programs or under law).

8	Expenses

All reasonable business expenses that are documented by the Employee and incurred in the ordinary course of business will be reimbursed in accordance with the Group’s standard policies and procedures. Notwithstanding the foregoing, unless the Board otherwise determines (i) for up to 24 months following July 23, 2020, travel expenses for travel between the Employee’s home and the Group’s Boston area headquarters will be reimbursed in accordance with the Group’s Travel and Expense Policy and (ii) beginning July 23, 2022 , the Employer will no longer reimburse the Employee for travel expenses for travel between his home and the Group’s Boston area headquarters.

9	Hours of work and overtime

The employment conditions take into account on an overall basis the greater demands related to the position of the Employee. The remuneration payments listed in Clause 5 et seq. therefore satisfy all time worked by the Employee, i.e. any overtime is included in the salary and is not compensated additionally.

10	Vacation and public holidays

The Employee is entitled to vacation days as outlined in the Group’s policy, but at least to 20 days. The vacation must in principle be taken in accordance with the Group’s vacation policy.

Public holidays at the work location apply. If a public holiday falls on an Employee’s free day, compensation is not possible.

11	Paid absence

For family matters or special events, the Employee is according to Article 329 paragraph 3 of the Swiss Code of Obligations entitled to the following paid absences (non-exhaustive):

-	own marriage: 2 days;
-	sudden serious illness of husband/wife, registered/unmarried partner, child, parent: up to 2 days;
-	death of husband/wife, registered/unmarried partner, child, parent or other close relative: up to 3 days;
-	own household removal, military enlistment and handing in military equipment: 1 day each.

12	Unpaid leave of absence

Applications for unpaid leave shall be decided by the Employer taking into account the Employer's and the Employee's personal needs.

The possibility to maintain coverage under the social security insurances and the Employer’s pension plan depends on the relevant laws and the relevant regulations of the pension scheme in force at the time as well as on the length of the unpaid leave of absence.

13	Accident insurance

If the Employee is subject to the Swiss social security system, he is insured under the UVG (Accident Insurance Law) against occupational accidents and, provided the requirements concerning minimum weekly working time are fulfilled, against non-occupational accidents.

The premiums for the occupational accident insurance are borne partially by the Employer and the Employee.

The premiums for the non-occupational accident insurance are borne partially by the Employer and the Employee.

The premiums for supplemental accident insurance are borne partially by the Employer and the Employee.

The Employer’s contribution to the foregoing premiums shall be determined and approved on an annual basis by the Compensation Committee of the Board of Directors of Parent or another body so designated by the Board of Directors.

14	Pension plan

The Employee is admitted to the Employer’s pension scheme, if the Employee is subject to the Swiss social security system. In this case, the pension scheme benefits and the contributions to be paid are determined by the regulations in force from time to time.

The costs of such pension plan shall be borne partially by the Employer and the Employee and Employer’s contribution to the foregoing premiums shall be determined and approved on an annual basis by the Compensation Committee of the Board of Directors of Parent or another body so designated by the Board of Directors.

The Employee is provided with copies of the relevant regulations.

15	Sickness and salary continuation

Salary continuation in the event of sickness is governed by the prescriptions of the law.

If the Employee is subject to the Swiss social security system, a daily sickness allowance insurance exists.

The scope and term of the insurance benefits paid in this case are determined by the conditions of the insurance contract in force at the time, whereby the premiums are borne partially by the Employer and the Employee.  Benefits paid by the insurance supersede entitlements for salary continuation according to the prescriptions of the law.

The Employer’s contribution to the foregoing premiums shall be determined and approved on an annual basis by the Compensation Committee of the Board of Directors of Parent or another body so designated by the Board of Directors.

The Employee is provided with copies of the relevant regulations.

In the case of clauses 10-15 hereof, the benefit programs made available by the Group, and the rules, terms and conditions for participation in such benefit programs, may be changed by the Group at any time without advance notice (other than as required by such programs or under law).

16	Medical insurance

The Employer will reimburse the Employee up to CHF 1500 per month for health insurance costs.

17	Obligations in case of absences

The Employer must be informed immediately in case the Employee is prevented from performing his work due to accident or illness.

If the absence lasts longer than three days, the Employee must provide a medical certificate. The Employer may request that the Employee provides a medical certificate also for absences of a shorter duration or to undergo a medical examination by a doctor designated by the Employer.

18	Secrecy and return of Parent property

The Employee shall throughout the duration of the employment relationship and after termination of this employment contract for whatever reason refrain from disclosing in any manner to any individual (including other personnel of the Employer or of other companies affiliated with the Employer, unless such personnel must be informed in connection with their work activities for the Employer) any information of a confidential nature concerning the Employer or other companies affiliated with the

Employer, which has become known to the Employee as a result of his employment with the Employer and of which the Employee knows or should have known to be of a confidential nature. The Employee shall take reasonable security precautions to safeguard confidential information, including the protection of documents from theft as well as from unauthorised duplication and discovery of contents and from unauthorised access by other persons.

The Employee is therefore obliged to maintain secrecy towards unauthorised fellow Employees, third Parties and competitors about all matters requiring secrecy and about the Employer’s commercial affairs, in particular bookkeeping and accounting figures, costing principles, technical processes, contractual relationships with other firms, information about business partners, Employees, customers and suppliers.

After termination of the employment relationship, the Employee remains bound to secrecy and confidentiality, to the extent this is necessary to preserve the rightful interests of the Employer.

On request of the Employer and in any event on termination of the employment relationship or suspension of the Employee from active duty for whatever reason, the Employee must return all property of the Employer and in particular all documents, correspondence, data carriers and copies thereof belonging to the Employer or to other companies affiliated with the Employer.

19	Acceptance of gifts

The Employee may not accept gifts or benefits from clients, suppliers or from other persons having a business relationship with the Employer. Occasional gifts of small value may be accepted.

20	secondary occupations and Public office

For the duration of this employment contract and as far as this could interfere with his duties and obligations towards the Employer out of this employment contract, the Employee shall refrain from accepting remunerated or time-consuming non-remunerated work activities with or for third Parties, i.e. other than the Employer, or from doing business for his own account without the written approval of the Employer. The acceptance of public office or unpaid commissions must first be reported and approved by the Employer if they fall within working hours or if they otherwise run counter to the interest of the Employer.

21	Temporary change of field of work

For operational reasons, a different and reasonable task can temporarily be entrusted to the Employee which is not part of his normal field of work as foreseen in the employment contract.

22	RESTRICTIVE COVENANTS/ABSENCE OF RESTRICTIONS

The Employee acknowledges and agrees that the Proprietary Rights, Non-Disclosure, Developments, Non-Competition, and Non-Solicitation Agreement dated July 1, 2020 between the Employee and the Parent (the “Restrictive Covenant Agreement”), which is attached as Exhibit D, remains in full force and effect and unaltered in all respects except as explicitly set forth in this paragraph and is integrated and a legally binding part of this Employment Agreement. As per section 10 “General Provision”, lit (h) of the Restrictive Covenant Agreement, the Restrictive Covenant Agreement remains binding and is assigned from the Parent to also apply to this Employment Agreement under the Employer.

The following adjustments, deviating from the original signed Restrictive Covenant Agreement apply:

Section 2 “Developments”, lit (b) shall be amended by deleting the last sentence that states “The Employee also hereby waives all claims to moral rights in any Developments.”

Section 9 “General Provision”, lit (i) of the Restrictive Covenant Agreement regarding “Governing Law and Consent to Jurisdiction” is not applicable as the Governing Law and arbitration rules as per this Employment Agreement paragraph 24 shall apply to the Restrictive Covenant Agreement as well.

23	Severability clause

If any provision of this employment contract is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable enactment or rule of law, such illegality, invalidity or unenforceability shall not affect the remainder of this employment contract, and the Parties shall in good faith attempt to substitute a legal, valid and enforceable provision which achieves to the nearest extent possible the same effect as would have been achieved by the illegal, invalid or unenforceable provision.

24	Applicable Law AND ARBITRATION

This employment contract is subject to Swiss law.

Any dispute, controversy, or claim arising out of or in relation to the employment of the Employee under this employment contract shall always be sought to be settled amicably.

Exhibit A, B, C and D have originally been drafted according the laws of Massachusetts, USA and hence for interpretation of the respective exhibits of the Swiss law governed employment contract, respective Massachusetts law and practice shall be considered in any arbitration.

All disputes arising in connection with this employment contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a majority of three arbitrators appointed in accordance with said rules. Arbitration shall take place in Zurich, Switzerland and the arbitrators must have knowledge and experience with respect to both Swiss and Massachusetts law. Arbitration language shall be English. Judgement upon award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

25	Final Provisions

This employment contract supersedes any previous written or verbal agreements between the Employee and the Group, including the Prior Employment Agreement, as far as not expressly stated otherwise in this employment contract. For the avoidance of doubt, the Restrictive Covenant Agreement shall remain in full force and effect except as specifically modified in paragraph 22 above.  The Employee hereby agrees that Employee is not entitled to any payment or severance benefit in connection with the termination of the Prior Employment Agreement, which termination has been mutually agreed to by the Parent and the Employee.

Amendments to this employment contract may only be agreed upon in writing by the Employer and the Employee.

In witness thereof, this employment contract has been signed and executed in duplicate and each party is provided an original copy.

Place, dateBoston, MA, USA, 24 March 2021 /s/ Stephen Basso__________ Employer	Place, date Herrliberg, Switzerland, 24 March 2021 /s/ Axel Bolte_______________ Employee

Exhibit A: Details regarding Severance Benefits

a.	Termination by the Employer without Cause or by the Employee for Good Reason Not In Connection with a Change In Control

If the employment is terminated by the Employer without Cause or the Employee terminates the employment for Good Reason (each as defined below) and such termination does not take place during the sixty (60) day period prior to a Change in Control (as defined below) or the twelve (12) month period following a Change in Control, and provided the Employee executes and allows to become effective (within 60 days following the termination or such shorter period as may be directed by the Employer) a separation and release of claims agreement in a form to be provided by the Employer on or about the termination date (which will include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, a reaffirmation of the Employee’s continuing obligations under any existing restrictive covenant agreements, and an agreement not to compete with the Company for twelve (12) months following his separation from employment) (a “Release Agreement”), the Company will provide the Employee with the following severance benefits (subject to the terms of Exhibit C hereto):

i.

The Employer will pay the Employee as severance pay an amount equivalent to twelve (12) months of the Employee’s then current base salary, less all applicable taxes and withholdings, which severance pay will be paid in installments in accordance with the Employer’s regular payroll practices beginning in the Employer’s first regular payroll cycle after the Release Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of the termination, then the severance payments shall begin no earlier than January 1 of such subsequent calendar year.

ii.

Should the Employee timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Parent can provide such benefit without violating the nondiscrimination requirements of applicable law, the Employer will continue to pay the share of the premium for such coverage that is paid by the Employer for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) twelve (12) months following the termination date, or (y) the date upon which the Employee commences full-time employment (or employment that provides him with eligibility for healthcare benefits substantially comparable to those provided by the Group) with an entity other than the Employer. If applicable, the remaining balance of any premium costs shall timely be paid by the Employee on a monthly basis for as long as, and to the extent that, the Employee remain eligible for COBRA continuation.

iii.

The Employer will pay the Employee a pro-rated portion of the target Discretionary Bonus, if any, that the Board determines in good faith and in its sole discretion the Employee would have received based on his individual performance and the Group’s performance during the applicable calendar year until the date of termination, to be paid, less all applicable taxes and withholdings, in a lump sum on the date the first installment of severance pay is paid. For the avoidance of doubt, for purposes of calculating the amount due under this Exhibit A (a)(iii), the Employee’s target Discretionary Bonus shall be equal to the percent described in Section 6 of the annualized base salary at the time of his termination.

b.	Termination by the Employer without Cause or by the Employee for Good Reason In Connection with a Change In Control

If the employment is terminated by the Employer without Cause or the Employee terminates his employment for Good Reason and such termination takes place during the sixty (60) day period prior to a Change in Control (as defined below) or the twelve (12) month period following a Change in Control, and provided the Employee executes and allows to become effective a Release Agreement, the Employer will provide the Employee with the following severance benefits (subject to the terms of Exhibit C hereto):

i.

The Employer will pay the Employee as severance pay an amount equivalent to eighteen (18) months of the Employee’s then current base salary, less all applicable taxes and withholdings, which severance pay will be paid in installments in accordance with the Employer’s regular payroll practices beginning in the Employer’s first regular payroll cycle after the Release

Agreement becomes effective; provided, however, that if the 60th day referenced above occurs in the calendar year following the date of the termination, then the severance payments shall begin no earlier than January 1 of such subsequent calendar year.

ii.

Should you timely elect and be eligible to continue receiving group medical coverage pursuant to the “COBRA” law, and so long as the Parent can provide such benefit without violating the nondiscrimination requirements of applicable law, the Employer will continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage until the earlier of (x) eighteen (18) months following your termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by the Employer) with an entity other than the Employer. If applicable, the remaining balance of any premium costs shall timely be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.

iii.

The Employer will pay the Employee 150% of his annual target Discretionary Bonus, less all applicable taxes and withholdings, for the year in which his termination occurs in a lump sum on the date the first installment of severance pay is paid. For the avoidance of doubt, for purposes of calculating the amount due under this Exhibit A(b)(ii), the Employee’s target Discretionary Bonus shall be equal to the percent of his annualized base salary at the time of his termination that is set forth in Section 6.

iv.

All outstanding and unvested stock options and other equity awards in each case that vest solely based on continued service that are then held by the Employee shall become fully vested and exercisable and, with respect to any stock options then held by the Employee, those options shall remain exercisable for the period of time set forth in the applicable grant agreement; provided, however, that no such accelerated vesting shall occur unless and until the closing of a Change of Control which closing occurs within 60 days of the date of termination of the employment (the period between the date of termination of the employment and the closing of such a Change of Control, the “Interim Period”). During the Interim Period, any equity awards that were vested as of the date of termination shall continue to be subject to the terms of the respective original award agreements, and any equity awards that were unvested shall remain outstanding but shall not vest or become exercisable unless or until a Change of Control closes on or before the last day of the Interim Period.

c.	Definitions for purposes of this Employment Contract:

i.

“Cause” means any of: (a) the Employee’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Employer that the Employee has (i) engaged in dishonesty, willful misconduct or gross negligence, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Employer and Group, (iii) materially breached the terms of any agreement between the Employee and the Employer, including without limitation this Employment Contract including all its Exhibits, or any other restrictive covenant or confidentiality agreement with the Group; or (iv) failed or refused to comply in any material respect with the Group’s material policies or procedures.

ii.

“Good Reason” means the occurrence, without the Employee’s prior written consent, of any of the following events: (a) a material reduction in the Employee’s authority, duties, or responsibilities; (b) the relocation of the principal place at which the Employee provides services to the Employer by at least 50 miles and to a location such that the Employee’s daily commuting distance is increased, other than in connection with a decision by the Board at any time on or after the date that is July 23, 2022 and prior to the closing of a Change of Control that the Employee’s primary place of work will become Boston; (c) a material reduction of the Employee’s base salary (except for across the board pay cuts of all management level employees of the Employer); or (d) a material breach by the Employer of its obligations under this employment contract. No resignation will be treated as a resignation for Good Reason unless (i) the Employee has given written notice to the Employer of his intention to terminate the employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (ii) the Employee has provided the

Employer with at least 30 days in which to cure the circumstances, and (iii) if the Employer is not successful in curing the circumstances, the Employee ends his employment within 30 days following the cure period in (ii).

iii.	“Change of Control” means any of the following events provided that such event also constitutes a “change in control event” within the meaning of US Treasury Regulation Section 1.409A-3(i)(5):

a.

the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the US Exchange Act) (a “Person”) of beneficial ownership of any capital stock of the Parent if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the US Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Parent (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Parent entitled to vote generally in the election of directors (the Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Parent (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Group, unless the Person exercising, converting or exchanging such security acquired such security directly from the Group or an underwriter or agent of the Group), (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Group or any corporation controlled by the Group, or (3) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (C) of this definition; or

b.

a change in the composition of the Board of Parent that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board of Parent (or, if applicable, the Board of Directors of a successor corporation to the Parent), where the term “Continuing Director” means at any date a member of the Parent Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Parent Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Parent Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Parent Board; or

c.

the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Parent or a sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Parent Common Stock and Outstanding Parent Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Parent or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

d.	the liquidation or dissolution of the Parent.

For the avoidance of doubt, the Employee will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Employer following his termination from employment other than as set forth in this Exhibit A.

Exhibit B: Section 280G.

a.

Notwithstanding any other provision of this employment contract, except as set forth in Section (b) below, in the event that the Parent undergoes a “Change in Ownership or Control” (as defined below), the Employer shall not be obligated to provide the Employee a portion of any “Contingent Compensation Payments” (as defined below) that the Employee would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in U.S. Internal Revenue Code Section 280G(b)(1)) for the Employee. For purposes of this Exhibit B, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with US Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

b.

Notwithstanding the provisions of above section (a), no such reduction in Contingent Compensation Payments shall be made if the Eliminated Amount (computed without regard to this sentence) exceeds 100% of the aggregate present value (determined in accordance with US Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) if the amount of any additional taxes that would be incurred by the Employee if the Eliminated Payments (determined without regard to this sentence) were paid to the Employee (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by U.S. Internal Revenue Code Section 4999 payable with respect to all of the Contingent Compensation Payments in excess of your “base amount” (as defined in Section 280G(b)(3) of the U.S. Internal Revenue Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section (b) shall be referred to as a “Exhibit B (b) Override.” For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined U.S. federal and state income tax rate provided by law.

c.	For purposes of this Exhibit B the following terms shall have the following respective meanings:
I.

“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Parent or in the ownership of a substantial portion of the assets of the Parent determined in accordance with Section 280G(b)(2) of the U.S. Internal Revenue Code.

i.

“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this employment contract or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the U.S. Internal Revenue Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the U.S. Internal Revenue Code) on a Change in Ownership or Control of the Parent.

d.

Any payments or other benefits otherwise due to the Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Parent) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section (d) of Exhibit B. Within 30 days after each date on which the Employee first become entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Parent shall determine and notify the Employee (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Exhibit B (b) Override is applicable. Within 30 days after delivery of such notice to the Employee, the Employee shall deliver a response to the Parent (the “Executive Response”) stating either (A) that he agrees with the Parent’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case the Employee shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Exhibit B (b) Override is applicable. In the event that the Employee fails to deliver an Executive Response on or before the required date, the Parent’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Exhibit B, then the payments shall be reduced or eliminated, as determined by the Group, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Employee states in the Executive Response that he agrees with the Group’s determination, the Employer shall make the Potential Payments to the Employee within three business days following delivery to the Employer of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Employee states in the Executive Response that he will disagree with the Parent’s determination, then, for a period of 60 days following delivery of the Executive Response, the Employee and the Employer shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled according paragraph 24 of this employment contract. The Employer shall, within three business days following delivery to the Employer of the Executive Response, make to the Employee those Potential Payments as to which there is no dispute between the Employer and the Employee regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in B (a) and (b) hereof, the amount of any payments to be made to the Employee following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

e.

The provisions of this Exhibit B are intended to apply to any and all payments or benefits available to the Employee under this employment contract or any other agreement or plan of the Parent under which the Employee may receive Contingent Compensation Payments.

Exhibit C: Payments Subject to Section 409A

1. Subject to this Exhibit C, any severance payments that may be due under the employment contract to which it is attached shall begin only upon the date of the Employee’s “separation from service” (determined as set forth below) which occurs on or after the termination of the employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Employee under the employment contract as applicable:

(a) It is intended that each installment of the severance payments under the employment contract shall be treated as a separate “payment” for purposes of Section 409A of the US Internal Revenue Code and the guidance issued thereunder (“Section 409A”). Neither the Employer nor the Employee shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Employee’s “separation from service” from the Employer, the Employee is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the employment contract.

(c) If, as of the date of the Employee’s “separation from service” from the Employer, the Employee is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the employment agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the employment contract; and

(ii) Each installment of the severance payments due under the employment contract that is not described in this Exhibit C, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Employee’s “separation from service” from the Employer shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee’s death) (the “New Payment Date”), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the New Payment Date and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of US Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under US Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the Employee’s separation from service from the Employer has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit C, Section 2, “Employer” shall include all persons with whom the Employer would be considered a single employer under Section 414(b) and 414(c) of the US Internal Revenue Code.

3. All reimbursements and in-kind benefits provided under the employment contract shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in the employment contract), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. The Employer makes no representation or warranty and shall have no liability to the Employee or to any other person if any of the provisions of the employment contract (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.